UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2019

Hostess Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-37540	47-4168492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1 East Armour Boulevard
Kansas City	MO	64111
(Address of principal executive offices)		(Zip Code)
(816) 701-4600
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of exchange on which registered
Class A Common Stock, par value $0.0001 per share	TWNK	The Nasdaq Stock Market LLC
Warrants, each exercisable for a half share of Class A Common Stock	TWNKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company
☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

On November 29, 2019, 2727939 Ontario Inc., a corporation governed by the laws of the province of Ontario (the “Purchaser”), a subsidiary of Hostess Brands, LLC (the “Purchaser Parent”), which is an indirect and principal operating subsidiary of Hostess Brands, Inc. (the “Company”) entered into a Share Purchase Agreement by and among SPC Partners V, LP, Pacific Street Fund III, LP, PPM America Private Equity Fund V, LP, The Manufacturers Life Insurance Company, Roynat Capital Inc., Voortman Enterprises Trust and the persons listed on Exhibit A thereto, the Purchaser, and the Purchaser Parent (the “Share Purchase Agreement”) pursuant to which Purchaser has agreed to acquire all of the shares of the parent company of Voortman Cookies Limited (“Voortman”), a manufacturer of premium, branded wafers as well as sugar-free and specialty cookies, for approximately $320 million (C$425 million) in cash, subject to customary adjustments for net indebtedness of the acquired business and working capital. Purchaser Parent is a party to the Share Purchase Agreement solely to guarantee the obligations of the Purchaser.

The Share Purchase Agreement contains customary representations, warranties and covenants of the parties. Subject to certain exceptions and other provisions, the parties have agreed to indemnify each other for breaches of representations and warranties, breaches of covenants and certain other matters. An aggregate of C$6.25 million of the purchase price will be deposited into an escrow account to satisfy amounts in respect of purchase price adjustments and to provide for payment to Purchaser of indemnity claims, if any.

The parties to the Share Purchase Agreement have certain customary rights to terminate the Share Purchase Agreement. The closing of the transaction is subject to customary closing conditions, and the Company expects that the closing will occur in early January 2020.

The preceding description of the Share Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Voortman, or their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Share Purchase Agreement were made only for purposes of the Share Purchase Agreement and as of specific dates, were solely for the benefit of the parties to the Share Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Share Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Share Purchase Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Share Purchase Agreement, and such subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01. Regulation FD Disclosure.

On December 2, 2019, the Company disseminated an investor presentation relating to the acquisition of Voortman. A copy of the investor presentation is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in this Item 7.01, and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such filing.

The Company expressly disclaims any obligation to update or revise any of the information contained in the investor presentation. The investor presentation is available on the Company’s website located at www.hostessbrands.com, although the Company reserves the right to discontinue that availability at any time.

Item 8.01. Other Events.

On December 2, 2019, the Company issued a press release announcing the acquisition of Voortman for approximately $320 million (C$425 million) in cash, net of the purchase price adjustments described above. A copy of the press release is attached as Exhibit 99.2 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Exhibits
99.1	Investor presentation dated December 2, 2019
99.2	Press release dated December 2, 2019
104.1	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

HOSTESS BRANDS, INC.

Date: December 2, 2019	By:	/s/ Thomas A. Peterson
	Name:	Thomas A. Peterson
	Title:	Executive Vice President, Chief Financial Officer